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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ____________________________________


                                    FORM 8-K

                                 CURRENT REPORT

    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                      ____________________________________


        Date of Report (Date of earliest event reported)  June 30, 2006


                           Madison River Capital, LLC
             (Exact Name of Registrant as Specified in Its Charter)




           Delaware                      333-36804             56-2156823
-------------------------------   ----------------------  ------------------

(State or Other Jurisdiction of   Commission File Number    (I.R.S. Employer
 Incorporation or Organization)                           Identification No.)


                             103 South Fifth Street
                          Mebane, North Carolina 27302
          ------------------------------------------------------------

          (Address of Principal Executive Offices, Including Zip Code)

                                 (919) 563-1500
              ----------------------------------------------------

              (Registrant's Telephone Number, Including Area Code)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act
        (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17
        CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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ITEM 1.01  Entry into a Material Definitive Agreement

    On June 30, 2006, Madison River Capital, LLC (the "Company") executed Amendment No. 2 (the "Amendment") to its credit agreement dated as of July 29, 2005. The Amendment was entered into among: (i) the Company, as Borrower;
(ii) the lenders under the credit agreement; (iii) Lehman Commercial Paper Inc., as administrative agent for the lenders; (iv) Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and Wachovia Capital Markets, LLC, as joint bookrunners; and (v) Wachovia Bank, National Association, as documentation agent. The Amendment increased the Company's term loan commitment by $50.0 million, from $475.0 million to $525.0 million. The Company borrowed the full amount of the increase in the commitment concurrently with the closing of the Amendment.

    The increase in the term loan is subject to the terms and conditions of the credit agreement. Under the credit agreement, the term loan has no scheduled amortization of principal until the maturity of the credit agreement in July 2012. However, under the credit agreement, the Company is permitted to make voluntary prepayments of the term loan and revolving line of credit without premium or penalty, other than standard breakage costs. Subject to certain conditions and exceptions, the Company will make mandatory repayments of borrowings under the term loan and then repay borrowings under the revolving credit facility with (i) the net cash proceeds from the sale or disposition of certain assets, (ii) the net cash proceeds from certain debt and equity issuances and (iii) 50% of its net excess cash flow as defined in the credit agreement.

    The Amendment also included certain technical changes to the credit agreement.

    Merrill Lynch previously served as a lead arranger, joint bookrunner and co-syndication agent for the Company's Credit Agreement. Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch, is the sole lender under a credit agreement with Madison River Telephone Company, LLC, the parent of the Company. In addition, the Company entered into a hedging agreement and executed an interest rate swap with Merrill Lynch Capital Services Inc., another affiliate of Merrill Lynch.

    Merrill Lynch also is an underwriter of the initial public offering for Madison River Communications Corp., an entity formed to serve as the successor to the Company's parent, Madison River Telephone Company, LLC. The Form S-1 has not yet become effective and remains in the registration process with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Form S-1 becomes effective. This Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

    In the ordinary course of business, Wachovia Capital Markets, LLC, Wachovia Bank, National Association and their affiliates have provided financial advisory, investment banking and general financing and banking services to the Company and certain of its affiliates for customary fees.


ITEM 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

    As discussed in Item 1.01 above, on June 30, 2006, the Company entered into the Amendment to its credit agreement which increased the term loan commitment by $50.0 million. Concurrently with the closing of the Amendment, the Company borrowed the full amount of the increase in the commitment.


ITEM 2.04.  Triggering Events That Accelerate or Increase a Direct Financial
              Obligation or an Obligation under an Off-Balance Sheet
              Arrangement

    On June 30, 2006, the Company issued a notice of full redemption to holders of its 13.25% senior notes due in March 2010. On July 31, 2006, the Company will redeem the remaining $50.0 million of its senior notes together with accrued interest of approximately $2.8 million and a premium of approximately $2.2 million.


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                                  SIGNATURE

       Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                      MADISON RIVER CAPITAL, LLC


Date:  June 30, 2006              /s/  PAUL H. SUNU
                                  ------------------------------------------

                                  Name:   Paul H. Sunu
                                  Title:  Managing Director, Chief Financial
                                            Officer and Secretary